SECURITIES PURCHASE AGREEMENT


     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of September 25, 1997, by and among JTS CORPORATION, a Delaware corporation, with headquarters located at 166 Baypointe Parkway, San Jose, California 95134 (the "Company"), and the investors listed on the Schedule of Investors attached hereto (individually, a "Buyer" and collectively, the "Buyers").

                                    WHEREAS:

     A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

     B. The Company has authorized the following new series of its Preferred Stock, $.001 par value per share (the "Preferred Stock"): the Company's Series D Convertible Preferred Stock (the "Series D Preferred Shares"), which shall be convertible into shares of the Company's Common Stock, $.001 par value per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Company's Certificate of Designations, Preferences and Rights of the Series D Preferred Shares, substantially in the form attached hereto as Exhibit A (the "Certificate of Designations");

     C. The Buyers wish to purchase, upon the terms and conditions stated in this Agreement, an aggregate of up to 28,802 shares of Series D Preferred Shares in the respective amounts set forth opposite each Buyer's name on the Schedule of Investors; and

     D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws, a Lock-Up Agreement (the "Lock-Up Agreement") substantially in the form attached hereto as Exhibit C pursuant to which the Buyers have agreed to restrict sale of fifty percent (50%) of the Series D Preferred Shares and the Conversion Shares and an Escrow Agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit D pursuant to which the Buyers and the Company have agreed to establish an escrow account in connection with the purchase and sale of the Series D Preferred Shares contemplated hereby.

     E. Contemporaneously with the execution and delivery of this Agreement, the Buyers and certain shareholders of the Company are executing a stockholders agreement in the form of Exhibit E (the "Stockholders Agreement").

     NOW THEREFORE, the Company and the Buyers hereby agree as follows:



                                       1.

     1.   PURCHASE AND SALE OF SERIES D PREFERRED SHARES.

          a. Purchase of Series D Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall deposit in the escrow account the number of shares of Series D Preferred Shares and the Buyers shall deposit the dollar amount stated in the Escrow Agreement (the "Closing"). Subject to the terms of the Escrow Agreement, the Escrow Agent (as that term is defined in the Escrow Agreement) shall release to the Buyers any or all of the Series D Preferred Shares and to the Company the corresponding dollar amount from each Buyer from time to time. The per share purchase price (the "Purchase Price") of the Series D Preferred Shares shall be $875.00.

          b. Closing Date. The date and time of the Closing (the "Closing Date") shall be at 6:00 p.m. Pacific Standard Time on Thursday, September 25, 1997 or at such other time and place as the Company and the Buyers shall mutually agree. The Closing shall occur on the Closing Date at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306.

          c. Form of Payment. On the Closing Date, (i) each Buyer shall deposit the Purchase Price with the Escrow Agent for the Series D Preferred Shares to be issued and sold to such Buyer, by wire transfer of immediately available funds in accordance with the Escrow Agent's written wire instructions, and (ii) as soon thereafter as practicable, the Company shall deposit with the Escrow Agent, a stock certificate representing such number of the Series D Preferred Shares which such Buyer is purchasing (as indicated opposite such Buyer's name on the Schedule of Investors), duly executed on behalf of the Company and registered in the name of such Buyer or its designee (the "Stock Certificates").

     2.   BUYER'S REPRESENTATIONS AND WARRANTIES.

          Each Buyer represents and warrants with respect to only itself that:

          a. Investment Purpose. Such Buyer (i) is acquiring the Series D Preferred Shares and (ii) upon conversion of the Series D Preferred Shares, will acquire the Conversion Shares then issuable, for its own account for investment only, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. By executing this Agreement, each Buyer further represents that such Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Series D Preferred Shares or the Conversion Shares.

          b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

          c. Certain Provisions Under 16 C.F.R. Rule 802.64. Consistent with Rule 802.64(b), Amber Arbitrage LDC ("Amber") is acquiring the Series D Preferred Shares "solely


                                       2.

     for  the  purposes  of   investment"  as  that  term  is  defined  in  Rule
     801.1(i)(1). Amber is an "Institutional Investor" for the purposes of 16.C.F.R. Rule 802.64(a).

          d. Reliance on Exemptions. Such Buyer understands that the Series D Preferred Shares and the Conversion Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Series D Preferred Shares and the Conversion Shares.

          e. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Series D Preferred Shares and the Conversion Shares which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Series D Preferred Shares and the Conversion Shares involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series D Preferred Shares and the Conversion Shares.

          f. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Series D Preferred Shares or the Conversion Shares or the fairness or suitability of the investment in the Series D Preferred Shares or the Conversion Shares nor have such authorities passed upon or endorsed the merits of the offering of the Series D Preferred Shares or the Conversion Shares.

          g. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Series D Preferred Shares and the Conversion Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto); (ii) any sale of such securities made in reliance on Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter


                                       3.

     (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          h. Legends. Such Buyer understands that the certificates or other instruments representing the Series D Preferred Shares and, until such time as the sale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

     Such Buyer also understands that pursuant to the Lock-Up Agreement, certificates or other instruments representing fifty percent (50%) of the Series D Preferred Shares and the stock certificates representing the Conversion Shares issuable upon conversion of such fifty per cent (50%) of the Series D Preferred Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

               UNTIL SEPTEMBER 25, 1998, THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

          i. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium,


                                       4.

     liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          j Residency. Such Buyer is a resident of that country specified in its address on the Schedule of Investors.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to each of the Buyers that:

          a. Organization and Qualification. The Company and its significant subsidiaries (as defined in Rule 1-02 (w) of Regulation S-X promulgated by the SEC under the 1933 Act and which are set forth in Schedule 3(a)) (the "Significant Subsidiaries") are corporations duly organized and validly existing in good standing under the laws of the jurisdictions in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole. As used in this Section 3, the term "Company" shall include all of its Significant Subsidiaries.

          b. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Certificate of Designations of the Series D Preferred Shares (the "Certificate of Designations") and the Escrow Agreement (the "Transaction Documents"), and to issue the Series D Preferred Shares and, upon authorization in the Certificate of Incorporation, the Conversion Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the issuance of the Series D Preferred Shares and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders other than the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company to cover the issuance of the Conversion Shares, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) this Agreement, the Registration Rights Agreement, and the Escrow Agreement constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and (v) prior to the Closing Date, the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and will be in full force and effect, enforceable against the Company in accordance with its terms. The Buyers have brought the Stockholders Agreement to the attention of the Company,



                                       5.

     and the Company agrees not to take any actions not consistent with the intent of the Stockholders Agreement.

          c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, of which 158,283,990 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which 4,600 shares of Series C Convertible Preferred Stock (the "Series C Preferred Shares") are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c), no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. Except as disclosed in Schedule 3(c), as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement). There are no securities or instruments containing anti- dilution or similar provisions that will be triggered by the issuance of the Series D Preferred Shares or the Conversion Shares as described in this Agreement.

          d. Issuance of Securities. The Series D Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be
     (i) validly issued, fully paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issue thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designations. Upon authorization in the Certificate of Incorporation of not less than an additional 81,000,000 shares of Common Stock, the Conversion Shares issuable upon conversion of the Series D Preferred Shares will have been duly authorized and reserved for issuance and upon conversion or exercise in accordance with the Certificate of Designations will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

          e. No Material Adverse Change. Since May 4, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, financial conditions, results of operations or prospects of the Company, except as disclosed in the SEC reports (including the Form 10-Q for the quarter ended August 3, 1997, which Form 10-Q has been disclosed to the Buyers).

          f. SEC Documents; Financial Statements. Since September 25, 1996, the Company has filed timely all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange


                                       6.

     Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein and the Company's Registration Statements on Form S-4 filed on June 24, 1996, as amended, and on Form S-1's filed on November 29, 1996 and February 14, 1997 and all prospectuses related thereto, all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyer or its representative true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "1933 Act") and the 1934 Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
     (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyer which is not included in the SEC Documents, including, without limitation, information referred to in
     Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

          g. Offering Valid. Assuming the accuracy of the representations and warranties of the Buyers contained in Section 2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") upon the filing of a Form D under the Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Act or any state securities laws.

          h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Preferred Stock, the Common Stock or any of the Company's


                                       7.

     subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein or (iii), except as expressly set forth in Schedule 3(h), have a material adverse effect on the business, operations, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole.

          i. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby will not (i) result in a violation of the Certificate of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment, decree, license or permit (including federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. The Company is not in violation of any term of or in default under its Certificate of Incorporation or By-laws, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company. The business of the Company is not being conducted, and shall not be conducted so long as the Buyers hold any Series D Preferred Shares or Conversion Shares, in violation of any law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement, including, but not limited to Section 4(e), and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any third party in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.

          j. Ten Largest Stockholders. The list of stockholders of the Company attached hereto as Exhibit E constitute the ten (10) largest holders of the Company's Common Stock as of the date hereof who are affiliated with the Company.

          k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Series D Preferred Shares or the Conversion Shares.

     4.   COVENANTS.

          a. Form D. The Company agrees to file a Form D with respect to the Series D Preferred Shares and the Conversion Shares as required under
     Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the


                                       8.

     Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Series D Preferred Shares and the Conversion Shares for, or obtain exemption for the Series D Preferred Shares and the Conversion Shares, for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date.

          b. Reporting Status. Until the earlier of (i) the date as of which the Holders (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which the registration rights expire pursuant to the Registration Rights Agreement (the "Registration Period"), the Company shall, on a timely basis, file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

          c. Use of Proceeds. The Company will use the proceeds from the sale of the Series D Preferred Shares for the Company's internal working capital purposes and to make outstanding payments to certain vendors expected, on a commercially reasonable basis, to be approximately $4,000,000 at Closing and approximately $2,750,000 per month thereafter.

          d. Reservation of Shares. The Company shall have taken all actions necessary to authorize and reserve 63,295,773 shares of Common Stock available at the time of the Closing for issuance upon conversion of the Series D Preferred Shares held by Amber.

          e. Listing. The Company shall promptly secure the listing of the Conversion Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares from time to time issuable under the terms of this Agreement and the Registration Rights Agreement. The Company shall maintain the Common Stock's authorization for quotation on AMEX, the Nasdaq National Market, or The New York Stock Exchange, Inc. The Company shall promptly provide to each Buyer copies of any notices it receives from AMEX regarding the continued eligibility of the Common Stock for listing on AMEX. The Company has not received any notice that the Common Stock is not eligible for continued listing on AMEX.

          f. Annual Meeting; Increase in Authorized Common Stock. The Company agrees that it will hold the 1998 Annual Meeting of Stockholders (the "1998 Meeting") of the Company no later than July 9, 1998. At the 1998 Meeting or at any special meeting called on or before the 1998 Meeting, pursuant to
     Section 6(h) or otherwise, the Company shall propose an amendment to the Company's Certificate of Incorporation increasing the Company's authorized number of shares of Common Stock to cover at least the number of shares of Common Stock issuable upon conversion of the Series D Preferred Shares and to permit holders of not less than 25% of the outstanding voting power of the Company to call a special meeting


                                       9.

     of stockholders (the "Amendment"). In the event the Amendment is not approved in the 1998 Meeting, the Company agrees that it will continue to propose the Amendment at subsequent annual meetings of stockholders or special meetings of stockholders until the Amendment is approved. The Company agrees that it will not submit any other proposals for stockholder approval until the Amendment is approved, unless upon the advice of counsel, the Company determines that it is obligated to do so under the Company's charter documents, by law or judicial order or in order to discharge its fiduciary obligations.

          g. Further Equity Issuances; Right of First Refusal. The Company agrees that it shall not issue any additional equity securities or securities exercisable to purchase, or convertible into, or exchangeable for, equity securities until the Amendment is approved, other than securities reserved for issuance as of the Closing. The Company further agrees that any additional equity securities issued after approval of the Amendment which have a liquidation preference senior to the Series D Preferred Shares (the "Additional Equity Securities") shall be subject to a right of first refusal in favor of the Buyers (the "Right"). Pursuant to the Right, each Buyer shall have the right to agree to purchase up to its pro rata share based on its proportionate investment in the Series D Preferred Shares, of the Additional Equity Securities within five (5) days of receipt of written notice from the Company of its intent to issue the Additional Equity Securities. If any Buyer fails to give notice of its intent to purchase its pro rata share of the Additional Equity Securities within such five (5) day period, the Company shall thereafter sell the Additional Equity Securities in respect of which the Right was not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Buyers pursuant to this section.

          h. Right of Access to Books and Records. The Company agrees to provide each Buyer with access to the books and records of the Company; provided, however, that such Buyer shall exercise such right upon reasonable notice to the Company, at a reasonable time, and with reasonable frequency and shall execute a confidentiality agreement reasonably acceptable in form to the Company prior to the exercise of such right. The right shall not be assignable and shall not apply in instances of contested takeovers in which the requesting Buyer is a participant or has announced in a Schedule 13D that it is contemplating participating; provided, however, that the Company agrees that in no event will the Company provide less information to the Buyers than is available to other contestants.

          i. Board of Directors. The Company agrees that the authorized size of the Board of Directors of the Company shall be seven directors. The Board shall initially be comprised of Tom Mitchell, Roger Johnson, Jack Tramiel, Jugi Tandon, Jean Deleage, and Lip-Bu Tan and a seventh member to be designated by a majority in interest of the Buyers.

     5.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

     The obligation of the Company hereunder to deposit with the Escrow Agent the Series D Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:


                                      10.

          a. Such Buyer shall have executed each of the Transaction Documents and delivered the same to the Company.

          b. Such Buyer shall have deposited with the Escrow Agent (i) the Purchase Price for the Series D Preferred Shares to be purchased by such Buyer by wire transfer of immediately available funds pursuant to the wire instructions provided by the Escrow Agent and (ii) an executed Lock-Up Agreement.

          c. The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

     6.   CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

     The obligation of each Buyer hereunder to deposit with the Escrow Agent the purchase price for the Series D Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion:

          a. The Company shall have executed each of the Transaction Documents, and delivered the same to such Buyer.

          b. The Certificate of Designations, shall have been filed with the Secretary of State of the State of Delaware, and a copy thereof certified by such Secretary of State shall have been delivered to such Buyer.

          c. The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in
     Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer including, without limitation, an update as of the Closing Date regarding the representation contained in
     Section 3(c) above.


                                      11.

          d. Such Buyer shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit F attached hereto.

          e. The Company shall have executed and delivered to the Escrow Agent the Stock Certificates (in such denominations as such Buyer shall request) for the Series D Preferred Shares being purchased by such Buyer.

          f. The Board of Directors of the Company shall have adopted the resolutions in substantially the form of Exhibit G attached hereto.

          g. The Company shall have taken all actions necessary to authorize and reserve the 63,295,773 shares of Common Stock available as of the date hereof for the issuance upon conversion of the Series D Preferred Shares held by Amber Arbitrage.

          h. As of the Closing Date, such Buyer shall have received a copy of letter agreements (the "Stockholders Agreement") executed by the ten (10) largest stockholders of the Company as of the Closing Date that are affiliated with the Company's officers or directors (collectively, the "Approving Stockholders") to the effect that each of the Approving Stockholders, as common stockholders of the Company, covenants to vote such Approving Stockholder's shares of Common Stock in favor of amending the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to cover the number of shares of Common Stock issuable upon conversion of the Series D Preferred Shares at the Company's next special or annual meeting of stockholders, which meeting the Company agrees to hold by November 30, 1997 (unless the proxy statement relating to such meeting is reviewed by the SEC, in which case the length of time of such review shall be added to the above date), and at any subsequent meeting until the Amendment is approved.

          i. A total of $5,000,000 shall have been deposited with the Escrow Agent by Buyers other than Amber.

     7. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of this Agreement and acquiring the Series D Preferred Shares and Conversion Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of Series D Preferred Shares and Conversion Shares and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities'), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Certificate of Designations or the Registration Rights Agreement or any other certificate, instrument or


                                      12.

document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Certificate of Designations or the Registration Rights Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Series D Preferred Shares or the status of such Buyer or holder of the Series D Preferred Shares or the Conversion Shares as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     8.   GOVERNING LAW; MISCELLANEOUS.

          a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws.

          b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof; provided, however, that the failure to so deliver shall not invalidate the Agreement.

          c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          d.  Severability.  Any term or  provision of this  Agreement  which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provision of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither


                                      13.

     the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the Company if the Company is to be charged with enforcement and/or, as the case may be, a majority in interest of the Buyers to be charged with enforcement.

          f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by confirmed facsimile, provided a copy is mailed by U.S. certified mail, return receipt requested;
     (iii) five (5) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

         166 Baypointe Parkway
         San Jose, California 95134
         Telephone:        (408) 468-1800
         Facsimile:        (408) 468-1619
         Attention:        President

With a copy to:

         Cooley Godward LLP
         3000 El Camino Real
         Five Palo Alto Square
         Palo Alto, California 94306
         Telephone:        (650) 843-5000
         Facsimile:        (650) 843-5048
         Attention:        Andrei Manoliu, Esq.


     If to a Buyer, to its address and facsimile number on the Schedule of Investors, with copies to such Buyer's counsel as set forth on the Schedule of Investors. Each party shall provide ten (10) days' prior written notice to the other party of any change in address or facsimile number.

          g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except as specifically set forth in the documents delivered herewith. A Buyer may assign its rights hereunder without the consent of the Company, provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such


                                      14.

     obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

          h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          i. Survival. The representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 7 and this Section 8(i), shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

          j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          k. Placement Agent. The Company and the Buyers shall each indemnify the other for any broker's or finder's fees for which such indemnifying party is responsible.

          l. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.


                                      15.

     IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY                                          BUYERS

JTS CORPORATION                                  AMBER ARBITRAGE LDC

By: /s/  David T. Mitchell                By: /s/ John Bender
    ----------------------------              ----------------------------------
    Name:  David T. Mitchell                      Name: John Bender
    Its:   President and Chief                    Its: Trading Manager
           Executive Officer


                                                 /s/ Jack Tramiel
                                                 -------------------------------
                                                 Jack Tramiel


                                                 /s/ Sirjang Lal Tandon
                                                 -------------------------------
                                                 Sirjang Lal Tandon


                                                 /s/ David T. Mitchell
                                                 -------------------------------
                                                 David T. Mitchell



                                      16.

                                    EXHIBIT A
                              SCHEDULE OF INVESTORS

                                                                     Number of
                                                                      Series D
                                                                     Preferred
Investor Name & Address                       Investment              Shares
-----------------------                       ----------              ------

Amber Arbitrage                               $20,000,750             22,858
c/o Custom House Fund
Management Limited
31 Kildare Street
Dublin 2, Ireland

cc: Tenzer Greenblatt LLP
Attn: Robert Mittman, Esq
405 Lexington Avenue
New York, NY 10174-0208

Jack Tramiel                                  $ 3,000,375              3,429
18331 Lexington Drive
Monte Sereno, CA 95030

David T. Mitchell                             $   200,375                229
JTS Corporation
166 Baypointe Parkway
San Jose, CA 95134

Sirjang L. Tandon                             $ 2,000,250              2,286
Tandon Associates
2125-B Madera Road
Simi Valley, CA 93065
                                              ------------------------------

TOTAL                                         $25,201,750             28,802